Code of Ethics

Fiduciary Management Associates, LLC

55 West Monroe Street, Suite 2550

Chicago, IL 60603

312-930-6850 | www.fmausa.com

Revised: December 14, 2012

COVERED EMPLOYEES

Fiduciary Management Associates, LLC (“FMA”) has adopted this code of ethics (“Code of Ethics” or the “Code”) under Rule 204A and 204A-1 of the Investment Advisers Act of 1940 and under Rule 17j-1 of the Investment Company Act of 1940 with respect to persons deemed to be “Access Persons.” Because of the nature of FMA’s business, FMA considers all LLC Members and employees. (collectively, “Employees”) to be Access Persons unless otherwise determined by the CCO. Therefore, the requirements of the Code of Ethics apply to all Employees at every level.

PURPOSE OF THE CODE

The purposes of this Code are to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Compliance with applicable laws and governmental rules and regulations;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that FMA files with the Securities and Exchange Commission, the Board of Trustees (the “Board”) of various mutual fund clients (a “Fund” or collectively, “Funds”), and other public communications made by FMA;
•	The prompt internal reporting of violations of this Code to appropriate person(s) identified herein;
•	Accountability for adherence to this Code.

FMA has adopted the procedures set forth in its Code of Ethics to implement FMA’s policy and to monitor compliance with the policy. FMA will communicate these procedures to Employees through the delivery of the Code of Ethics and an annual Code of Ethics meeting. If you have any questions regarding this Code of Ethics or your obligations under it, please direct them to the Chief Compliance Officer (“CCO”), Candice Melcher. If the CCO is unavailable and you need immediate assistance, please see one of the other members of the Compliance Committee: Kathryn Vorisek or David Meyer.

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SECTION 1: STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

FMA’s reputation in the marketplace is one of its most valuable assets. Maintaining the trust of our Clients, associates, regulators and the general public is the obligation of every Employee. By adhering to high ethical standards and conducting our business with integrity, we enhance our reputation and contribute to the growth of our business.

In an effort to uphold these standards, FMA has adopted this Code of Ethics to address conduct and transactions that may create conflicts of interest, to establish reporting requirements, and to create enforcement procedures. Of course, no code of conduct can replace the thoughtful behavior of an ethical Employee, and FMA relies upon each individual to act with integrity, use good judgment, and act appropriately in any given situation. The excellent reputation of our firm continues to be a direct reflection of the conduct of each Employee.

Basic Principles of Conduct

In recognition of the trust and confidence placed in FMA by its Clients, FMA has adopted the following principles to be adhered to by its Employees:

You must place the interests of Clients first. In meeting its fiduciary responsibilities to its Clients, FMA expects every Employee to demonstrate the highest standards of ethical conduct. Compliance with the provisions of the Code shall be considered a basic condition of employment with FMA. FMA’s reputation for fair and honest dealing with its Clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our Clients. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with FMA.

•	You are responsible for maintaining knowledge of and complying with the Code of Ethics and all applicable federal and state securities laws.

•	You are required to notify the CCO of any personal conflict of interest that may involve a Client, or the performance of your duties for FMA.

•	You must conduct all personal securities transactions in such a manner as to be consistent with the Code of Ethics and to avoid any conflict of interest or any abuse of your position of trust and responsibility.

•	You must treat all information concerning FMA and its Clients, including securities holdings and financial circumstances of Clients as confidential. You may not disclose the securities activities engaged in or contemplated for any investment funds managed by FMA (“Client Accounts”). You may not disclose such information to anyone outside the firm or use it for your benefit.

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•	You may not engage in any act that is illegal, fraudulent, dishonest or unethical, including misrepresentations to Clients and prospects, misuse of material nonpublic information, intentionally altering or destroying firm records, or engaging in any manipulative or fraudulent practices with respect to any Client, prospective Client, or FMA.

•	You must notify the CCO immediately upon any of the following occurrences:

- Actual or threatened initiation against you of any investigation or proceeding by any governmental agency or self-regulatory organization (“SRO”) (e.g., FINRA) with jurisdiction over the securities industry;

- Actual or threatened initiation against you of any litigation alleging violation of any securities law or regulation;

- Actual or threatened initiation against you of any proceeding by a professional organization, SRO or governmental agency to suspend or revoke a license, certificate or membership required to engage in or certifying expertise in any business or profession;

- Actual or threatened initiation against you of any litigation or legal (criminal or civil), administrative or arbitration proceeding which, if held against you, would reflect adversely on your integrity or could impair your ability to perform the duties of your position at FMA.

Obligation to Report Violations or Misconduct

You must promptly report to the CCO, or other member of the Compliance Committee, all apparent violations of the Code of Ethics. Such reports will be held in strict confidence, subject only to FMA’s requirements to document and report violations to any Fund Board or any governmental agency or SRO. FMA welcomes and appreciates the efforts of Employees who communicate violations or suspected violations of this Code, and will not tolerate any form of retaliation against individuals who in good faith report possible or impending misconduct. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes in any way with the interests of FMA’s Clients or FMA’s interest as a whole. The interests of Client accounts will at all times be placed first.

As a fiduciary to its Clients, FMA has an affirmative duty of care, honesty and good faith to act in the best interests of its Clients. You must try to avoid conflicts of interests and fully disclose to FMA all material facts concerning any conflict that may arise.

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In addition, you must notify the CCO with respect to any conflict of interest of which you become aware that might interfere with the objective performance of your duties, require disclosure, or harm the reputation of FMA, including, but not limited to: business or personal relationships with securities issuers, Clients, consultants, prospective Clients, brokerage firms, and vendors and suppliers.

You may not buy from or sell to a Client any securities or other property. You are also prohibited from co-investing with or otherwise sharing accounts with Clients, prospects or other outside service providers.

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SECTION 2: PROTECTION OF MATERIAL NONPUBLIC INFORMATION

Section 204A of the Investment Advisers Act requires investment advisers to establish, maintain and enforce policies and procedures designed to prevent the misuse of material, nonpublic information. FMA prohibits any Employee from trading, either personally or on behalf of others, including Client accounts managed by FMA, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct frequently is referred to as "insider trading." FMA’s policy applies to every Employee, and their immediate family members, and extends to activities within and outside the Employee’s duties at FMA.

Misuse Constitutes Fraud

Both federal and state securities laws make it unlawful for any person to trade or recommend trading in securities based on material and nonpublic, or "insider," information. Such misuse of insider information constitutes fraud, a term broadly defined under the securities laws.

Fraudulent misuse of insider information includes purchasing or selling securities based on such information for the account of FMA, an Employee, a Client or anyone else. Fraudulent misuse also includes disclosing such information to anyone or using it as a basis for recommending the purchase or sale of (including the writing of an option to purchase or sell) a security.

Insider trading may expose you and FMA to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, you and FMA may be sued by investors or Clients seeking to recover damages.

What is "Insider Information?"

What constitutes "insider information" is broadly construed by the courts and regulatory authorities. There are two components to insider information: the information must be both "material" and "nonpublic."

Nonpublic

Generally, information is considered “public” if it has been disseminated broadly to the marketplace through publication, such as a press release or a recommendation in a financial publication, or is available to the marketplace generally through other sources, and after sufficient time has passed so that the information has been disseminated widely.

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Material

Whether information is "material" is a more difficult question. Generally speaking, information is material if there is a substantial likelihood that a reasonable investor would consider it important in determining whether to trade the securities to which the information relates. No simple test exists to determine whether information is material; assessments of materiality involve a highly fact-specific analysis.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to FMA’s securities recommendations and Client securities holdings and transactions. It also relates to trading on insider information obtained about either a publicly traded FMA Client or another entity while providing services to any Client.

Identifying and Reporting Inside Information

Given the potentially severe consequences to FMA, its Clients and its Employees of a wrong decision, any person who is uncertain as to whether any information he or she possesses is "insider" information should contact the CCO or other member of the Compliance Committee for advice rather than relying on his or her own judgment or interpretation.

Before executing any trade for yourself or others, including Client Accounts, you must determine whether you have access to material, nonpublic information. If you think that you might have received material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO or other member of the Compliance Committee.
•	Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.
•	Do not communicate the information inside or outside the firm, other than to the CCO or other member of the Compliance Committee.
•	The Compliance Committee will determine whether the information is material and nonpublic and, if so, what action the firm will take.

To protect yourself, our Clients and FMA, you must contact the CCO or other member of the Compliance Committee immediately if you believe that you may have received material, nonpublic information.

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Contact with Public Companies and Investment Consultants

Contacts with public companies and outside investment consultants (including expert network consultants) may represent an important part of our research efforts. FMA may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Employee becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results, or an investment consultant makes selective disclosure of adverse news. In such situations, FMA must make a judgment as to its further conduct.

To protect yourself, our Clients and FMA, you must contact the CCO or other member of the Compliance Committee immediately if you believe that you may have received material, nonpublic information.

Rumors

In order to constitute insider information, nonpublic information must also be specific and more private than general rumors. No violation exists if the disclosed information is so general that the recipient of the information is still taking a substantial economic risk in trading a security.

Because insider trading requires verified information, trading based on rumors is not insider trading. However, if a rumor is confirmed by an insider, trading on such information would be insider trading. While the trading on or spreading of rumors is not illegal per se, such behavior can take place under a wide variety of circumstances and there can be a fine line between insider information and rumors. Spreading “verified” false information and trading on such is illegal. Intentionally spreading false information intended to manipulate prices may be considered illegal or constitute securities fraud.

Prohibitions and Restrictions on Insider Trading and Spreading Rumors

You may not, while in possession of insider information relevant to a security, purchase or sell, or recommend or direct the purchase or sale of that security for (i) any Client portfolio, (ii) any account in which you have a beneficial interest, or (iii) anyone else’s account.

You may not disclose material nonpublic information to any person.

If you obtain insider information which is later disclosed to the general public, you must allow sufficient time to elapse before taking any action for your personal accounts or any Client Account on the basis of the information. Therefore, you may not trade in such securities or disclose such information until the information has been made public, and sufficient time has elapsed for it to become widely disseminated.

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These prohibitions apply not only to the securities to which the insider information relates, but also to other securities (e.g., securities of an affiliate) that may reasonably be expected to be affected by the public disclosure of the insider information.

FMA prohibits trading on or spreading of rumors. The SEC has taken action against those who have initiated or spread false rumors.

Prevention and Detection of Insider Trading

To prevent insider trading, FMA will:

•	Require pre-clearance and reporting of Employee personal securities transactions as provided in Section 3;

•	Periodically provide educational materials to familiarize Employees with FMA's policies and procedures prohibiting insider trading and answer questions regarding insider trading;

•	Periodically review, and update as necessary, the firm's policies and procedures regarding insider trading, distribute them to all Employees and require written acknowledgement from each Employee;

•	Require all Employees to report all outside business relationships (e.g., employment, ownership or directorships) that are likely to result in access to material nonpublic information;

•	When it has been determined that an Employee has material nonpublic information, (i) implement measures to prevent dissemination of such information, and (ii) if necessary, restrict Employees from trading the securities of the issuer to which the information relates;

•	Promptly address and resolve any compliance problems that arise.

To detect insider trading, FMA will:

•	Review quarterly and annual securities transactions reports filed by each Employee;

•	Compare Employee securities transactions to Client transactions and Employee meetings with public company contacts and other relevant information;

•	Review contact history between expert network consultants and Employees;

•	Review employee emails;

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•	Review, at least quarterly, the trading activity of the firm's own accounts, if and when FMA opens a proprietary trading account. FMA does not currently trade Securities for its own account. The Manager will promptly advise the CCO upon opening such an account;

•	Review at least annually the policies and procedures of expert network contractors.
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SECTION 3: PERSONAL SECURITIES TRADING

General Policy

FMA has adopted the following principles governing personal investment activities by its Employees:

•	The interests of Client Accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any conflict of interest or any abuse of an individual’s position of trust and responsibility;
•	Employees must not take inappropriate advantage of their positions;
•	Employees should refrain from excessive trading on company time;
•	FMA strongly discourages short-term trading.

Specific Prohibitions and Restrictions

•	Restricted Securities List. The CCO updates and routes the Restricted Securities List whenever there is any change in the list or restrictions. The CCO will note for each “Security”[1] placed on the Restricted Securities List the specific restrictions applicable to such Security. Depending on the specific restriction, you may be prohibited from personally, or on behalf of another account, purchasing or selling Securities during the period they are listed, or may be required to provide additional documentation for certain trades. The CCO shall take steps to immediately inform all Employees of any changes to the Securities listed on the Restricted Securities List and their specific restrictions.

•	Securities in Client Portfolios. You may not purchase, directly or indirectly, any Security, which at the time of such purchase is held in any Client Portfolio. Additionally, you may not purchase or sell, directly or indirectly, any Security which to your knowledge at the time of such purchase or sale is being considered for purchase or sale for any Client Portfolio. Such Security is presumed to be “being considered for purchase or sale” if that Security is purchased or sold on the same day or within the following five business days in a Client Portfolio.

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1 See SECTION 4 for a detailed definition of Securities.

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•	Market Timing/Short-Term Trading of FMA subadvised Funds’ (defined below) Shares. “Market timing” refers to a pattern of frequent purchases and sales of Fund shares, often with the intent of earning arbitrage profits, in excess of prescribed prospectus limits. You may not purchase and sell, or sell and purchase, shares in a Fund within 90 calendar days (“short-term trading”). This prohibition does not apply to automatic purchase programs or dividend reinvestments.

•	IPOs and Secondary Offerings. You may not purchase Initial Public Offerings or Secondary Offerings.

•	Insider Trading. You are expressly prohibited from trading in a security, either personally or on behalf of others, while in possession of material, nonpublic information relating to such security. You are also prohibited from communicating material nonpublic information to others in violation of the law. See Section 2 for more detail.

Pre-Clearance Required for All Transactions in Securities.

You may purchase or sell a Security only if: (i) the CCO pre-approves such purchase or sale; and (ii) the approved transaction is completed by the close of business on the day approval is received. In the absence of the CCO, only another member of the Compliance Committee may pre-clear transactions.

Pre-clearance must be obtained by electronically completing, signing (type in signature) and e-mailing the appropriate pre-clearance form. All pre-clearance forms are required to be electronically filed with the CCO. Copies of the forms are located in the N:\Compliance Department\Public\Forms directory. Upon receipt, the CCO will return the form to you via email, either approving or denying the transaction(s).

Pre-clearance is required for:

•	All transactions in Securities required to be reported in Section 4 except as noted below under Exceptions to Preclearance Requirements;

•	Shares in any Fund subadvised by FMA (“Funds”): any purchase or sale in shares of the following Funds: John Hancock Small Company Fund (JCSAX, JCSDX, JCSIX); SEI SIIT Small Cap II Fund (SECAX); SIMT Small Cap Fund (SLLAX); and SIMT Small Cap Value Fund(SESVX );

•	Private Placements: directly or indirectly acquiring a beneficial interest in any Securities in a “limited offering” (an offering that is exempt from registration under the Securities Act of 1933)

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Exceptions to Pre-clearance Requirements

•	ETFs (exchange traded funds) – open- and closed-end

•	ETNs (exchange traded notes) – open- and closed-end

•	Mutual funds – open- and closed-end

•	Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, but only if the initial purchase plan has been precleared and approved; upon any subsequent change to the plan, a new preclearance and approval is required.

(See Appendix B for a summary of the types of investment company securities that require pre-clearance.)

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SECTION 4: REPORTING REQUIREMENTS

Required Reports

All required reports must be submitted via electronic filing. Report forms are available in the N:\ComplianceDepartment\Public\Forms directory. After completing the form, you must e-mail it to the CCO by the end of the day on which the form is due. Your typed signature and transmittal of the form to the CCO will also constitute your certification to any representations on the form.

Do not submit hard copy forms.

Initial Holdings Report.

You must submit a listing of all Securities you “beneficially own”2, as well as all of your Securities Accounts (accounts in which you have a Beneficial Interest and in which any securities, including non-reportable securities may be held), as of a date no more than 45 days before you first became subject to this Code’s reporting requirements. You must submit this list to the CCO within 10 calendar days of your employment. You will also be required to acknowledge your receipt of the Code of Ethics. An Initial Holdings Report Form is available in the N:\Compliance Department\Public\Forms directory.

Annual Holdings Report.

Each year, you must submit to the CCO a listing of all Securities you beneficially own, as well as all of your Securities Accounts as of calendar year end. You must submit your report to the CCO no later than 30 days after the end of the calendar year. An Annual Holdings Report Form is available in the N:\Compliance Department\Public\Forms directory.

Quarterly Transaction and Account Reports.

Each quarter, you must report all of your Securities transactions effected, as well as any Securities Accounts you established or closed, during the quarter and the corresponding date. You must submit your report to the CCO no later than 30 days after the end of each calendar quarter. A Quarterly Personal Securities Transactions Report Form is available in the N:\Compliance Department\Public\Forms directory.

If you had no reportable transactions and did not open any Securities Accounts during the quarter, you are still required to submit a report. Please note on your report that you had no reportable items during the quarter by writing “NONE.”

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2 See definition of “Beneficial Ownership” at the end of this section.

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What Must Be Included In Your Reports?

You must report all transactions in Securities that: (i) you directly or indirectly Beneficially Own (whether they are held in an account, safe deposit box or elsewhere); or (ii) because of the transaction, you acquire direct or indirect Beneficial Ownership. In addition, you must also report all of your Securities Accounts in which any securities may be held for your direct or indirect benefit.

Securities transactions must be reported, regardless of type of transaction, including involuntary transactions, i.e., you must report acquisitions and dispositions from stock splits, mergers, exercises of options, bequests, marriage, divorce, etc.

Definition of Security

Security means the same as it does under Section 2(a)(36) of the 1940 Investment Company Act and 202(a)(18) of the Investment Advisers Act of 1940, which is a very broad definition that includes stocks, bonds, investment contracts, options, limited partnerships, foreign unit trusts, closed-end mutual funds, UIT ETFs (i.e., ETFs that are not open-ended funds), private investment funds, hedge funds and shares in a fund advised by FMA, specifically the Funds identified in Section 3 above . See Appendix B for a Summary of the types of investment company securities that require reporting.

You must report all transactions in shares of any FMA subadvised Funds.

What May Be Excluded From Your Reports?

You are not required to detail or list the following items on your reports:

•	Securities Accounts, as well as purchases or sales effected for or Securities held in, any account over which you have no direct or indirect influence or control (e.g., accounts managed for you on a fully discretionary basis-i.e., accounts for which you cannot, either solely or on a shared basis, influence the investment direction);

•	Purchases (including Fund purchases) you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan unless a change is made in the plan;

•	Purchases or sales of any of the following securities:

-	Direct obligations of the U.S. government;

-	Money market instruments -bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

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-	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds. (i.e., variable insurance contracts); and

-	Shares issued by money market funds and other open-end mutual funds (including open-end ETFs) that are not advised or sub-advised by FMA.

Certifications

Initial Certification: All Employees will be provided with a copy of the Code and must initially certify to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all the provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code. This certification will be included on the Initial Holdings report.

Amendments: All Employees shall receive any amendments to the Code and must certify to the CCO that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; and (iii) agreed to abide by the Code as amended.

Annual Certification: All Employees must annually certify to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code. This certification will be included on the Annual Holdings Report.

Annual Questionnaire: All Employees must initially (within 10 days of employment) and annually thereafter submit to an annual questionnaire designed to disclose any conflicts of interest or disciplinary matters. A form will be provided for this purpose at the end of each calendar year and will be due to the CCO within 30 days of calendar year end.

Beneficial Ownership

Beneficial Ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) hereunder. You should consider yourself the “beneficial owner” of any securities or account in which you have a direct or indirect economic or financial interest. If you are a signatory or co-owner on an account, you have a beneficial interest in the account. More specifically, you should consider yourself the beneficial owner of securities or accounts held by any member of your immediate family who shares your home, or other persons by reason of any contract, arrangement, partnership or shareholder interest, understanding or relationship that provides you with sole or shared voting or investment power. The term “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law, and adoptive relationships.

If you are named a trustee or a beneficiary of any account, you may have beneficial ownership if you have or share voting or investment power with respect to the securities in the account even if you do not have a current or future financial interest in the account.

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As a consequence, you need to pre-clear and report any transaction by any of the aforementioned persons that you would need to report or obtain pre-clearance for if you were engaging in the transaction yourself. (See Appendix A for a more detailed explanation of the concept of Beneficial Ownership.)

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Section 5: REVIEW AND ENFORCEMENT OF THE CODE

Appointment of a Chief Compliance Officer.

FMA shall appoint a Chief Compliance Officer to perform the duties described in this Code. Effective July 18, 2005, Candice Melcher was appointed Chief Compliance Officer.

Chief Compliance Officer’s Duties and Responsibilities.

The Chief Compliance Officer (“CCO”) shall notify each person who becomes an Access Person and who is required to report under this Code of Ethics of their reporting requirements and shall deliver a copy of this Code of Ethics to such person when they become an Access Person, and upon request. The CCO shall also provide each Access Person with any amendments and require such persons to provide the CCO with a written acknowledgement of their receipt of the Code and any amendments. At least annually, the CCO shall identify all Access Persons who are required to file reports pursuant to the Code.

The CCO will review all required reports for compliance with FMA’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may initiate inquiries of Employees regarding personal securities transactions. Employees are required to cooperate with such inquiries and any monitoring or review procedures employed by FMA. Before determining that a person has violated the Code, the CCO must give the person a reasonable opportunity to supply explanatory material. No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

The CCO will create a written report detailing any approval(s) granted to Employees for the acquisition of securities offered in connection with a limited offering/private placement. The report must include the rationale supporting any decision to approve such an acquisition.

The CCO will submit his or her personal securities reports to a member of the Compliance Committee who shall fulfill the duties of the CCO with respect to the CCO’s reports.

Violations and Sanctions

The CCO shall promptly report any “Material”3 violations of the Code to FMA’s Manager and the Compliance Committee. If the CCO finds that a transaction otherwise reportable could not reasonably be found to have resulted in a fraud, deceit or manipulative practice, the CCO may lodge a written memorandum of such finding and the reasons therefore, and submit the finding in the annual summary.

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FMA’s Manager and the Compliance Committee shall consider reports made to them hereunder and shall determine what sanctions, if any, should be imposed.

In the event any Employee violates any policy or procedure in this Code, the person may be subject to sanctions, depending on the violation, including but not limited to a reprimand, financial penalty, termination of employment or service agreement, and/or civil or criminal liability. The specific sanction, if any, imposed will be determined on a case-by-case basis by FMA’s Manager and the Compliance Committee, in consultation with FMA’s legal counsel, as deemed necessary based upon the nature of the infraction.

CCO Reports

At least annually, FMA’s CCO will provide written reports to FMA’s Compliance Committee as follows:

•	Issues Arising Under the Code. The reports must describe any Material issue(s) that arose during the previous year under the Code, including any Material Code violations.

•	Any Material amendments to FMA’s Code of Ethics.

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3 The term “Material”, when used to qualify a requirement for the furnishing of information, limits the information required to those matters as to which an average prudent investor should reasonably be informed. As applied to compliance issues, it means any compliance matter about which FMA’s Manager would reasonably need to know to oversee compliance.

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SECTION 6: RECORDKEEPING

FMA will maintain the following records in accordance with Rule 31a-2 under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940:

•	A copy of any Code of Ethics adopted by FMA and in effect within the most recent five years;

•	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports;

•	A record of any Code violation and of any actions taken as a result of the violation for a period of five years following the end of the fiscal year in which the violation occurred;

•	A copy of each report made by an Access Person under this Code and submitted to the CCO for a period of five years from the end of the fiscal year in which it is made;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently or within the last five years was an Access Person, which shall be retained for five years after the individual ceases to be an Access Person;

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired by Access Persons in a limited offering/private placement for at least five years after the end of the fiscal year in which the approval is granted.

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SECTION 7: MISCELLANEOUS

Confidentiality.

All reports and other information submitted pursuant to this Code will be treated as confidential to the maximum extent possible, provided that such reports and information may be produced to the U.S. Securities and Exchange Commission and other regulatory agencies and to persons who have a need to know for purposes of administering this Code.

Interpretation of Provisions.

The CCO or the Compliance Committee may from time to time adopt such interpretations of this Code as it deems appropriate.

Form ADV.

FMA will describe its Code of Ethics to Clients in Part 2 of its Form ADV and, upon request, will furnish Clients with a copy of the Code of Ethics.

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APPENDIX A

Beneficial Ownership Regulatory Reference

Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, states that the term “beneficial owner” means, for all relevant purposes, “any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the [issuer’s] equity securities.” The definition revolves around the term “pecuniary interest,” which is defined in Rule 16a-1(a)(2)(i) to mean “the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.”

Rule 16a-1(a)(2) makes clear that a pecuniary interest may exist indirectly through another person or entity. That rule and Rule 16a-8 provide precise guidance regarding the application of the definition to several common indirect ownership situations.

Rule 16a-1(a)(2)(ii) defines an “indirect pecuniary interest” to include but not be limited to:

•	Securities held by members of immediate family (defined in 16a-1(a)(5)(3)) sharing the same household. The term “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law, and adoptive relationships;

•	General partner interest or controlling shareholder interest in a portfolio owned by a partnership or corporation and having investment control;

•	Performance based fee received by IA, except where calculated over a 1 year or greater period and the security <10% of portfolio;

•	A person who has the right to dividends separable from securities;

•	A person who has an interest in securities held by a trust;

•	The right to acquire securities through exercise or conversion of a derivative security.

Beneficial ownership of securities thus includes not only ownership of securities held by an access person for his or her name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators or trustees (if he or she has both a pecuniary interest and investment control), and securities held for his or her account by pledges, securities owned by a partnership in which he or she is a general partner, securities owned by any corporation which he or she should regard as a personal

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holding corporation or securities held by a revocable trust with respect to which he or she is the settlor, and has or shares investment authority.

Correspondingly, this term would generally exclude securities held by an access person for the benefit of someone else. However, a trustee is deemed to have a pecuniary interest in holdings if at least one beneficiary is a member of trustee’s immediate family, Rule 16a-8(b)(2). A settlor (one who transfers assets into trust) who reserves the right to revoke the trust must report holdings and transactions; if settlor does not exercise or share investment control, a settlor does not report holdings and transactions. Rule 16a- 8(b)(4).

Ordinarily, this term would not include securities held by executors or administrators of estates in which an access person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death. Generally, a beneficiary, including a beneficiary with a remainder interest, will be deemed to have beneficial ownership if the beneficiary has or shares investment control. Rule 16a-8(b)(3) and 8(c).

Securities held in the name of another should be considered as “beneficially” owned by an access person where such person enjoys “benefits substantially equivalent to ownership”. The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse or their minor children. Absent special circumstances, such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

An access person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or any other arrangement; he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person may in itself indicate that the access person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an access person will be treated as being beneficially owned by the access person.

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An access person also is regarded as the beneficial owner of securities held in the name of the spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

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APPENDIX B

Summary of Reportable Investment Companies Securities

Security	Pre-Clear (Yes/No)	Report (Yes/No)
U.S. Registered Open-End Funds	No	No
John Hancock Small Company Fund (JCSAX, JCSDX, JCSIX)	Yes	Yes
SEI SIIT Small Cap II Fund (SECAX)	Yes	Yes
SEI SIMT Small Cap Fund (SLLAX)	Yes	Yes
SEI SIMT Small Cap Value Fund (SESVX)	Yes	Yes
U.S. Registered Open-End ETFs	No	No
Money Market Funds	No	No
Closed-End Funds	No	Yes
Unit Investment Trust (“UITs”)	No	Yes
UIT ETFs	No	Yes
Variable Insurance Contracts invested solely in Open-End Funds	No	No
Offshore Funds	Yes	Yes

Definitions

Open-End Fund: A type of investment company. The typical mutual fund structure, and one used by several groups of ETFs. These funds continuously sell as many shares as investors want. Investors purchase shares from the fund itself (or a broker for the fund), but are not able to purchase shares from other investors on a secondary market. Shares are "redeemable", i.e., can be sold back to the fund (or broker acting for the fund). Sometimes, an open-end fund may close to new investors; however, it still remains an open-end fund.

Closed-End Fund ("CEF"): A type of investment company. Closed-end funds generally do not continuously offer their shares for sale. Rather, they sell a fixed number of shares at one time in an IPO, after which the shares typically trade throughout the day on an exchange, where smaller investors can buy them. Closed-end fund shares are generally not redeemable by the fund; investors need to sell shares on the secondary market.

Unit investment trust ("UIT"): A type of investment company. Typically issues redeemable shares ("units") like a mutual fund and will buy back an investor's units. Some ETFs are structured as UITs. A UIT has a termination date and does not actively trade its investment portfolio, but rather buys and holds a relatively fixed portfolio.

Exchange-Traded Funds ("ETFs"): A sub-type of investment company that is legally classified as either an open-end company or a unit investment trust. ETFs do not sell individual shares directly to investors.

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Shares trade throughout the day over an exchange. ETFs do not redeem shares. ETFs are not mutual funds. ETFs organized as open-end companies are not reportable securities under FMA's Code of Ethics (Examples: iShares, Select Sector Spiders). ETFs organized as UITs are reportable. (Examples: Diamonds, Qubes ("QQQ"), SPDR Trust, Series 1 ("Spiders")).

Research sources for determining the type of investment company:

1.	The only reliable source is the prospectus or statement of additional information. All investment companies have prospectuses.

2.	Various websites have lists, but they are not guaranteed all inclusive. For closed end funds, Morningstar (http://news.morningstar.com/CELists/CEReturns.html) or CEFA (Closed End Fund Association) (http://www.closed-endfunds.com/). Additionally, Bloomberg notes closed end funds. Master Data (http://www.masterdata.com/HelpFiles/ETF_List.htm) purports to list all ETFs & ETNs and closed-end funds. It does not distinguish "open-end" vs "UIT" ETFs; however it provides links to all ETF issuers for further research.

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